Exhibit 99.1

TIPTREE REPORTS FIRST QUARTER 2017 RESULTS

•	Revenues of $163.9 million for the quarter, up 25.4% from $130.7 million in the prior year period.

•	Net income of $1.3 million for the quarter, a decrease of $6.1 million from the prior year period.

•	Net income attributable to Class A stockholders of $1.1 million for the quarter, a decrease of $4.5 million from the prior year period.

•	Adjusted EBITDA(1) of $11.8 million for the quarter, down 23.1% from $15.3 million in the prior year period.

•	Book value per share, as exchanged[1] of $10.15, up 11.5% compared to $9.10 as of March 31, 2016.

•	Declared dividend of $0.03 per share to Class A stockholders of record on May 22, 2017 with a payment date of May 29, 2017.

New York, New York - May 11, 2017 - Tiptree Inc. (NASDAQ:TIPT) (“Tiptree” or the “Company”), which operates in the specialty insurance, asset management, senior living and specialty finance industries, today announced its financial results for the three months ended March 31, 2017.

Summary Consolidated Statements of Operations

($ in millions, except for per share information)	Three Months Ended March 31,
GAAP:	2017	2016
Total revenues	$163.9	$130.7
Net income before non-controlling interests	$1.3	$7.4
Net income attributable to Class A common stockholders	$1.1	$5.6
Diluted earnings per share	$0.03	$0.16
Cash dividends paid per common share	$—	$—
Non-GAAP: (1)
Adjusted EBITDA	$11.8	$15.3
Book Value per share, as exchanged	$10.15	$9.10

(1)	For a reconciliation to U.S. GAAP, see “Non-GAAP Reconciliations” below.

Earnings Conference Call
Tiptree will host a conference call on Friday, May 12, 2017 at 10:00 a.m. Eastern Time to discuss its first quarter 2017 financial results. A copy of our investor presentation, to be used during the conference call, as well as this press release, will be available in the Investor Relations section of the Company’s website, located at www.tiptreeinc.com.

The conference call will be available via live or archived webcast at http://www.investors.tiptreeinc.com. To listen to a live broadcast, go to the site at least 15 minutes prior to the scheduled start time in order to register, download and install any necessary audio software. To participate in the telephone conference call, please dial 1-877-407-4018 (domestic) or 1-201-689-8471 (international). Please dial in at least five minutes prior to the start time.

A replay of the call will be available from Friday, May 12, 2017 at 2:00 p.m. Eastern Time, until midnight Eastern on Friday, May 19, 2017. To listen to the replay, please dial 1-844-512-2921 (domestic) or 1-412-317-6671 (international), Passcode: 13660519.

Status of Form 10-Q

The Company filed a Notification of Late Filing on Form 12b-25 with respect to the Form 10-Q for the quarter ended March 31, 2017. Following the filing of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016 (the “2016 10-K”), certain immaterial errors were identified in the financial statements and related disclosures in our 2016 10-K. The Company does not believe the immaterial errors have any impact on the financial statements included in our 2016 10-K. However, the Company’s process of evaluating the impact of the immaterial errors on internal control over financial reporting as of December 31, 2016 is not yet complete and as a result, the Company was unable to file, without unreasonable effort or expense, its Quarterly Report on Form 10-Q for the quarter ended March 31, 2017 by May 10, 2017, the original due date for such filing, until such evaluation is complete.

1Q’17 Financial Overview
Consolidated Highlights

•
Our specialty insurance operations continued to recalibrate its’ product mix to achieve a balance between growing near-term earned premiums and increasing investable assets. Gross written premiums were $165.4 million, down 9% from the prior year period, driven by reductions in our non-standard auto programs, offset by growth in warranty products with longer contract durations. Net written premiums were $86.3 million, up from $47.4 million in the prior year period, driven by the assumption of a portion of our credit reinsurance book in late 2016. Net investments(1) grew to $347.1 million, an increase of 18.3% year-over-year.

•
Our asset management operations contributed $5.6 million of pre-tax profits, up from $2.7 million in the prior year period. In January 2017, we sold Telos 5 for $15.9 million, thus reducing overall exposure to CLO subordinated notes.

•
Senior living operations completed two acquisitions for $24.7 million, bringing total aggregate purchase price of Care’s portfolio to $351.6 million as of March 31, 2017. Revenues were $17.7 million for the first quarter 2017, up 27.6% from prior year period while expanding margins at existing properties.

•	Mortgage originations were $381 million, a 14.6% increase from the first quarter 2016.

(1)	For a reconciliation to U.S. GAAP, see “Non-GAAP Reconciliations” below.

Consolidated Results
For the three months ended March 31, 2017, the Company reported revenues of $163.9 million, an increase of $33.2 million or 25.4% from the three months ended March 31, 2016. The primary drivers of the increase in revenues were growth in earned premiums and net investment income in our specialty insurance segment, increases in rental income attributable to acquisitions of senior housing properties and improved specialty finance originations volume, partially offset by reduced service and administrative fees, ceding commissions and unrealized gains in our specialty insurance segment and reduced gains on legacy investments previously held at corporate.

For the three months ended March 31, 2017, net income was $1.3 million compared to $7.4 million in the 2016 period, a decrease of $6.1 million. The primary driver of the decrease was a year-over-year increase in our tax provision. In the 2016 period, the tax provision benefited from a $4.0 million tax benefit which was driven by the tax reorganization effective January 1, 2016. Pre-tax income was $2.5 million for the three months ended March 31, 2017 compared to $5.0 million for the same period in 2016. The decline was primarily a result of unrealized losses in our specialty insurance investment portfolio in the three months ended March 31, 2017 compared to unrealized gains in the prior period combined with increased stock-based compensation expense, which were partially offset by increased earnings on CLOs in our asset management segment and improved revenues and margins in our senior living and specialty finance segments. A discussion of the changes in revenues, expenses and net income is presented below and in more detail in our segment analysis.

For the three months ended March 31, 2017, net income available to Class A common stockholders was $1.1 million, a decrease of $4.5 million, or 80.2%, from the prior year period. The key drivers of net income available to Class A common stockholders were the same factors which impacted the net income before non-controlling interests.

Non-GAAP

Management uses Adjusted EBITDA and book value per share, as exchanged as measurements of operating performance which are non-GAAP measures. Management believes that use of Adjusted EBITDA provides supplemental information useful to investors as it is frequently used by the financial community to analyze financial performance, and to analyze a company’s ability to service its debt and to facilitate comparison among companies. Adjusted EBITDA is also used in determining incentive compensation for the Company’s executive officers. Adjusted EBITDA is not a measurement of financial performance or liquidity under GAAP and should not be considered as an alternative or substitute for GAAP net income. Book value per share, as exchanged assumes full exchange of the limited partners units of TFP for Tiptree Class A common stock. Management believes that use of this financial measure provides supplemental information useful to investors as it is frequently used by the financial community to analyze company growth on a relative per share basis.

Adjusted EBITDA for the three months ended March 31, 2017 was $11.8 million compared to $15.3 million for the 2016 period, a decrease of $3.5 million, or 23.1%. The key drivers of the change in Adjusted EBITDA were the same as those which impacted our net income, excluding the year-over-year change in the tax provision. See “— Non-GAAP Reconciliations” for a reconciliation to GAAP net income.

As exchanged book value per share for March 31, 2017 was $10.15, up from $9.10 as of March 31, 2016. The key drivers of the year-over-year increase were diluted earnings of $0.64 per share over the trailing twelve months, re-purchases of 6.7 million shares throughout the last three quarters of 2016 at an average 33% discount to book value, partially offset by employee share issuances and cumulative dividends paid of $0.10 over the last twelve months. As of March 31, 2017, an option, issued in 2007, to purchase up to 1,510,920 shares of our Class A common stock by Tricadia Capital Management LLC (the “Tricadia Option”) was in the money and expires June 30, 2017. Given the strike price of the Tricadia Option, if exercised, the impact to book value per share would be a reduction of up to $0.19 per share.

Results by Segment
Effective December 31, 2016, Tiptree realigned the principal investments formerly reported in the corporate and other segment into their new reportable segments to align with the Company’s operating strategy. The table below reflects the credit and equity investments contributed to our insurance subsidiary in the specialty insurance segment and the CLO subordinated notes and related warehouse income in the asset management segment for the three months ended March 31, 2017 and 2016.

	Three Months Ended March 31,
($ in thousands, unaudited)	Revenues		Pre-tax income (loss)
	2017	2016	2017	2016
Specialty insurance	$121,846	$93,106	$4,801	$12,203
Asset management	2,973	3,780	5,581	2,704
Senior living	17,719	13,890	(1,530)	(3,859)
Specialty finance	21,453	16,566	468	(983)
Corporate and other	(83)	3,396	(6,812)	(5,090)
Total	$163,908	$130,738	$2,508	$4,975
Adjusted EBITDA by Segment - Non-GAAP (1)

($ in thousands, unaudited)	Three Months Ended March 31,
	2017	2016
Specialty insurance	$9,379	$15,211
Asset management	5,581	2,704
Senior living	2,966	2,070
Specialty finance	1,066	(730)
Corporate and other	(7,206)	(3,932)
Adjusted EBITDA	$11,786	$15,323

(1)	For further information relating to the Company’s segment Adjusted EBITDA, including a reconciliation to GAAP pre-tax income, see “—Non-GAAP Reconciliations” below.

Specialty Insurance

Fortegra is a specialty insurance company that offers asset protection products through niche commercial and personal lines of insurance. We also offer administration and fronting services for our self-insured clients who own captive producer owned reinsurance companies (“PORCs”). Our specialty insurance business generates revenues primarily from net earned premiums, service and administrative fees, ceding commissions and investment portfolio income.

Net earned premiums
Net earned premiums are the earned portion of net written premiums during a certain period. These consist of premiums directly written by us and premiums assumed by us as a result of reinsurance agreements. Whether direct or assumed, the premium is earned over the life of the respective policy using methods appropriate to the pattern of losses for the type of business. Our net earned premiums are partially offset by commission expenses and policy and contract benefits. The principal factors affecting net earned premiums are: the proportion of the risk assumed by our partners and reinsurers as defined in the applicable reinsurance treaty; increases and decreases in written premiums; the pattern of losses by type of business; increases and decreases in policy cancellation rates; the average duration of the policies written; and changes in regulation that would modify the earning patterns for the policies underwritten and administered. We generally limit the underwriting risk we assume through the use of both reinsurance (e.g., quota share and excess of loss) and retrospective commission agreements with our partners (e.g., commissions paid adjusted based on the actual underlying loss incurred), which manage and mitigate our risk.

Service and administrative fees
We earn service and administrative fees for administering specialty insurance and asset protection programs on behalf of our clients. Service fee revenue is recognized as the services are performed and the administrative fees are recognized consistent with the earnings recognition pattern of the underlying policies. Our asset protection products are sold as complementary products to consumer retail and credit transactions and are thus subject to the volatility of the volume of consumer purchase and credit activities.

Ceding commissions
We also earn ceding commissions on our debt protection products through risk sharing agreements. We elect to cede to reinsurers under reinsurance arrangements a significant portion of the credit insurance that we distribute on behalf of our clients. Ceding commissions earned under reinsurance agreements are based on contractual formulas that take into account, in part, underwriting performance and investment returns experienced by the assuming companies. As experience changes, adjustments to the ceding commissions are reflected in the period incurred and are based on the claim experience of the related policy.

Investment portfolio income
We generate net investment income and net realized and unrealized gains (losses) from our investment portfolio.

Operating Results

($ in thousands)	Three Months Ended March 31,
	2017	2016
Revenues:
Net earned premiums	$89,231	$44,615
Service and administrative fees	23,776	30,310
Ceding commissions	2,271	10,703
Net investment income	4,505	2,405
Net realized and unrealized gains	998	4,419
Other income	1,065	654
Total revenues	$121,846	$93,106
Expenses:
Policy and contract benefits	32,992	23,698
Commission expense	56,793	33,038
Employee compensation and benefits	11,009	9,587
Interest expense	3,445	1,639
Depreciation and amortization expenses	3,294	3,983
Other expenses	9,512	8,958
Total expenses	$117,045	$80,903
Pre-tax income (loss)	$4,801	$12,203

Results

Pre-tax income was $4.8 million for the three months ended March 31, 2017, a decrease of $7.4 million or 60.7% over the prior year operating results. The primary drivers of the decline in period-over-period results were reduced realized and unrealized gains of $3.4 million, increases in interest expense of $1.8 million, increases in stock-based compensation expense of $1.4 million and reduced underwriting margin of $2.9 million, partially offset by increases in net investment income of $2.1 million.

Value of Business Acquired (“VOBA”)

The acquisition of Fortegra resulted in purchase price accounting adjustments in the segment giving effect to push-down accounting treatment of the acquisition. The application of push-down accounting creates a modest impact to net income, but impacts individual assets, liabilities, revenues, and expenses. Due to acquisition accounting, revenue and expenses related to acquired contracts are recognized differently from those related to newly originated contracts.

VOBA impacts

($ in thousands)	Three Months Ended March 31,
	2017	2016	Variance
Total revenues (1)	$(303)	$(2,387)	$2,084
Commission expense (1)	(724)	(4,263)	3,539
Depreciation and amortization expense (2)	112	1,487	(1,375)
Other expenses (1)	(43)	(153)	110

(1)
Represents service fee and ceding commission revenues, and additional commissions, premium tax and other expenses that would have been recognized had purchase accounting effects not been recorded. Deferred service fee and ceding commission liabilities and deferred commission assets and deferred acquisitions costs at the acquisition date were reduced to reflect the purchase accounting fair value.

(2)
Represents net additional depreciation and amortization expense that would not have been recorded without purchase accounting; fixed assets and amortizing intangible assets were adjusted in purchase accounting based on fair value analyses.

Revenues

Revenues are generated by the sale of the following insurance products: credit protection, warranty, programs, services and other. Credit protection products include credit life, credit disability, credit property, involuntary unemployment, and accidental death and dismemberment. Warranty products include mobile device protection, furniture and appliance service contracts and auto service contracts. Programs are primarily personal and commercial lines and other property-casualty products. Services and other revenues principally represent investment income, unrealized and realized gains and losses, fees for insurance sales and business process outsourcing services, and interest for premium financing, and also include the impact to fee income, ceding commissions, and commissions expense from the purchase accounting effect of VOBA related to the insurance contracts.

Total revenues were $121.8 million for the three months ended March 31, 2017, up $28.7 million, or 30.9% over the prior year period. The increase was primarily driven by an increase in earned premiums of $44.6 million, or 100.0%, and other income of $0.4 million, which were partially offset by decreases in service and administrative fees of $6.5 million, or 21.6%, and ceding commissions of $8.4 million. The revenues on the investment portfolio, including net investment income and realized and unrealized gains, were $5.5 million for the three months ended March 31, 2017 compared to $6.8 million in the 2016 period, a decrease of $1.3 million.

The increase in earned premiums was driven by growth in our credit protection, warranty and program products. Substantially all of the increase was the result of our captive reinsurance subsidiary replacing a third party as reinsurer of certain credit protection products in the fourth quarter of 2016, thus avoiding reinsurance costs and gaining additional investment flexibility. This transaction was consistent with our strategy to grow underwriting and investment profits at our specialty insurance subsidiaries. As a result, several income statement line items increased for the three months ended March 31, 2017 when compared to prior periods including earned premiums, commission expense and policy and contract benefits. Ceding commissions declines are consistent with the strategy to retain a higher portion of written business which results in less revenues from experience refunds. Service and administrative fees are lower year-over-year primarily from a reduction in fee-related revenues on our mobile protection products.

Expenses

Total expenses include policy and contract benefits, commissions expense and operating expenses. For the three months ended March 31, 2017, total expenses were $117.0 million compared to $80.9 million in the 2016 period. The primary drivers of the increase were policy and contract benefits and commission expense as net written premiums increased over the 2016 period.

There are two types of expenses for claims payments under insurance and warranty service contracts which are included in policy and contract benefits: member benefit claims and net losses and loss adjustment expenses. Member benefit claims represent the costs of services and replacement devices incurred in car club and warranty protection service contracts. Net losses and loss adjustment expenses represent actual insurance claims paid, changes in unpaid claim reserves, net of amounts ceded, and the costs of administering claims for credit life and other insurance lines, such as non-standard auto. Incurred claims are impacted by loss frequency, which is a measure of the number of claims per unit of insured exposure, and loss severity, which is based on the average size of claims. Factors affecting loss frequency and loss severity include changes in claims reporting patterns, claims settlement patterns, judicial decisions, economic conditions, morbidity patterns and the attitudes of claimants towards settlements. For three months ended March 31, 2017, policy and contract benefits were $33.0 million, up $9.3 million from the prior year primarily as a result of increased retention in our credit protection and program products.

Commission expense is incurred on most product lines, the majority of which are retrospective commissions paid to distributors and retailers selling our products, including credit insurance policies, motor club memberships, mobile device protection and warranty service contracts. Credit insurance commission rates are, in many cases, set by state regulators and are also impacted by market conditions and retention levels. Total commission expense for three months ended March 31, 2017 was $56.8 million compared to $33.0 million in 2016. The primary drivers of the increase were the commission expense associated with the higher retention rate on our credit protection products along with VOBA purchase accounting impacts, as highlighted in the table above.

Operating expenses are composed of employee compensation and benefits, interest expense, depreciation and amortization expenses and other expenses. Total employee compensation and benefits were $11.0 million for 2017, up $1.4 million from 2016 as a result of increased stock based compensation expense. Interest expense of $3.4 million in 2017 increased by $1.8 million versus the prior year, primarily from increased asset based borrowings on certain investments within the investment portfolio. Other expenses for the three months ended March 31, 2017 were $9.5 million, up $0.6 million from 2016 primarily as a result of increased premium taxes as written and earned premiums grew. Depreciation and amortization expense was lower year-over-year as a result of the decline in VOBA purchase accounting impact from the amortization of the fair value attributed to the insurance policies and contracts acquired, which was $0.1 million for the three months ended March 31, 2017 versus $1.5 million for the three months ended March 31, 2016. This was partially offset by amortization of other intangibles including customer relationships and trade names.

Gross & Net Written Premiums

Gross written premiums represents total premiums from insurance policies that we write during a reporting period based on the effective date of the individual policy. Net written premiums are gross written premiums less that portion of premiums that we cede to third party reinsurers or the PORCs under reinsurance agreements. The amount ceded to each reinsurer is based on the contractual formula contained in the individual reinsurance agreements. Net earned premiums are the earned portion of our net written premiums. We earn insurance premiums on a pro-rata basis over the term of the policy. At the end of each reporting period, premiums written that are not earned are classified as unearned premiums, which are earned in subsequent periods over the remaining term of the policy.

Written Premiums

	Three Months Ended March 31,
($ in thousands, unaudited)	Credit Protection		Warranty		Programs		Services and Other		Insurance Total
	2017	2016	2017	2016	2017	2016	2017	2016	2017	2016
Gross written premiums	$101,786	$107,182	$21,770	$12,045	$41,789	$63,264	$8	$9	$165,353	$182,500
Net written premiums	65,010	27,809	12,521	9,901	8,817	9,681	—	—	86,348	47,391

Total gross written premiums for the three months ended March 31, 2017 were $165.4 million, which represented a decrease of $17.1 million or 9.4% from the prior year period. The amount of business retained was 52.2%, up from 26.0% in the prior year period as the Company retained more risk in 2017 than 2016. Total net premiums written for the three months ended March 31, 2017 were $86.3 million, up $39.0 million or 82.2%. Credit protection net premiums written for the three months ended March 31, 2017 were $65.0 million, higher than the prior year period by $37.2 million. The increase in retention and net written premiums was consistent with the Company’s strategy and was largely driven by our captive reinsurer retaining credit protection products as discussed above. For 2016, warranty product net written premiums were $12.5 million, up $2.6 million from 2016 and program products were $8.8 million, down $0.9 million from 2016. Warranty premium growth is primarily driven by increased policies written for furniture, appliances and auto products. Programs written premiums declined as we continue to run-off non-core specialty programs that did not meet underwriting performance standards. We believe there are additional opportunities to expand our warranty and programs insurance business model to other niche products and markets.

Operating Results - Non-GAAP

Product Underwriting Margin

The following table presents product specific revenue and expenses within the specialty insurance segment for the three months ended March 31, 2017 and 2016. As mentioned above, we generally limit the underwriting risk we assume through the use of both reinsurance (e.g., quota share and excess of loss) and retrospective commission agreements with our partners (e.g., commissions paid adjust based on the actual underlying losses incurred), which manage and mitigate our risk. Period-over-period comparisons of revenues are often impacted by the PORCs and clients’ choice as to whether to retain risk, specifically with respect to the relationship between service and administration expenses and ceding commissions, both components of revenue, and the offsetting policy and contract benefits and commissions paid to our partners and reinsurers. Generally, when losses are incurred, the risk which is retained by our partners and reinsurers is reflected in a reduction in commissions paid. In order to better explain to investors the net financial impact of the risk retained by the Company of the insurance contracts written and the impact on profitability, we use the Non-GAAP metric - As Adjusted Underwriting Margin. For the same reasons that we adjust our combined ratio for the effects of purchase accounting, VOBA impacts can also mask the actual relationship between revenues earned and the offsetting reductions in commissions paid, and thus the period over period net financial impact of the risk retained by the Company. As such, we believe that presenting underwriting margin provides useful information to investors and aligns more closely to how management measures the underwriting performance of the business.

As Adjusted Underwriting Margin - Non-GAAP

	Three Months Ended March 31,
($ in thousands, unaudited)	Credit Protection		Warranty		Programs		Services and Other		Insurance Total
	2017	2016	2017	2016	2017	2016	2017	2016	2017	2016
As Adjusted Revenues:
Net earned premiums	$71,950	$29,294	$9,951	$9,149	$7,330	$6,172	$—	$—	$89,231	$44,615
Service and administrative fees	10,369	11,438	9,355	15,678	2,749	3,147	1,585	2,243	24,058	32,506
Ceding commissions	2,292	10,893	—	1	—	—		—	2,292	10,894
Other income	98	55	—	93	—	30	967	476	1,065	654
Less product specific expenses:
Policy and contract benefits	16,908	7,228	9,794	10,510	6,243	5,953	47	7	32,992	23,698
Commission expense	52,840	28,559	3,213	7,628	1,262	1,026	202	88	57,517	37,301
As Adjusted underwriting margin (1)	$14,961	$15,893	$6,299	$6,783	$2,574	$2,370	$2,303	$2,624	$26,137	$27,670
(1) For further information relating to the Company’s adjusted underwriting margin, including a reconciliation to GAAP financials, see “—Non-GAAP Reconciliations.”

As Adjusted Underwriting Margin

As adjusted underwriting margin for the three months ended March 31, 2017 was $26.1 million, down from $27.7 million in 2016. Credit protection as adjusted underwriting margin was $15.0 million, a decrease from 2016 results by $0.9 million or 5.9%. Credit protection products were down primarily due to lower service and administrative fees, as volumes were lower than the first quarter of 2016. As adjusted underwriting margin for warranty products was $6.3 million for 2017, down $0.5 million or 7.1% from 2016. We continue to experience dampening effects from our mobile protection products given competitive pressures. Programs as adjusted underwriting margin for 2017 was $2.6 million, up 8.6% from 2016, due to increased earned premiums. We believe our programs continue to provide opportunity for growth through expanded product offerings, new clients and geographic expansion. Services and other contributed $2.3 million in 2017, down $0.3 million from 2016 as certain business processing services are in run-off.

Policy and contract benefits, which include net losses, loss adjustments and member benefit claims, were $33.0 million for the three months ended March 31, 2017, up $9.3 million period-over-period. The increase in net losses over the prior year period was a function of growth in earned premiums in credit and program products, partially offset by lower claims in mobile devices consistent with the decline in written premiums.

Commission expense, excluding the impacts of VOBA, was $57.5 million for the three months ended March 31, 2017, up $20.2 million, driven by the increase in policies issued in the credit life and specialty auto warranty and insurance products. The increase was driven by growth in earned premiums in credit and specialty products. Additionally, warranty commissions were down $4.4 million as a result of declines in the mobile protection product.

Insurance Operating Ratios

We use the combined ratio as an insurance operating metric to evaluate our underwriting performance, both overall and relative to peers. Expressed as a percentage, it represents the relationship of policy and contract benefits, commission expense (net of ceding commissions), employee compensation and benefits, and other expenses to net earned premiums, service and administrative fees, and other income. Investors use this ratio to evaluate our ability to profitably underwrite the risks we assume over time and manage our operating costs. A combined ratio less than 100% indicates an underwriting profit, while a combined ratio greater than 100% reflects an underwriting loss. Since VOBA purchase accounting adjustments impact revenues and expenses related to acquired contracts differently from newly originated, we also show the combined ratio on an as adjusted basis, eliminating the accounting effects of VOBA. Management believes showing an as adjusted combined ratio provides useful information to investors to compare period over period operating results. Following is a summary of these performance metrics for the three months ended March 31, 2017 and 2016.

Operating Ratios

	Three Months Ended March 31,
Insurance operating ratios:	2017	2016
Combined ratio	94.7%	85.4%
As adjusted Combined ratio - Non-GAAP (1)	95.1%	88.5%
(1) For further information relating to the Company’s as adjusted combined ratio, including a reconciliation to GAAP financials, see “—Non-GAAP Reconciliations.”

The combined ratio for 2017 was 94.7% which was an increase from 85.4% in 2016. The as adjusted combined ratio, which excludes these purchase accounting impacts, was 95.1% for 2017, compared to 88.5% for 2016 with the increase driven primarily by the reduction in underwriting margins and increased stock based compensation mentioned above. The combined impact of these drivers caused the combined ratio to deteriorate.

Specialty Insurance Investment Portfolio

The investment portfolio consists of assets contributed by Tiptree, cash generated from operations, and from insurance premiums written. The investment portfolio of our regulated insurance companies, captive reinsurance company and warranty business are subject to different regulatory considerations, including with respect to types of assets, concentration limits, affiliate transactions and the use of leverage. Our investment strategy is designed to achieve attractive risk-adjusted returns across select asset classes, sectors and geographies while maintaining adequate liquidity to meet our claims payment obligations.

In managing our investment portfolio we analyze net investments and net portfolio income, which are non-GAAP measures. Our presentation of net investments equals total investments plus cash and cash equivalents minus asset based financing of investments. Our presentation of net portfolio income equals net investment income plus realized and unrealized gains and losses and minus interest expense associated with asset based financing of investments. Net investments and net portfolio income are used to calculate average annualized yield, which management uses to analyze the profitability of our investment portfolio. Management believes this information is useful since it allows investors to evaluate the performance of our investment portfolio based on the capital at risk and on a non-consolidated basis. Our calculation of net investments and net portfolio income may differ from similarly titled non-GAAP financial measures used by other companies. Net investments and net portfolio income are not measures of financial performance or liquidity under GAAP and should not be considered a substitute for total investments or net investment income. See “—Non-GAAP Reconciliations” for a reconciliation to GAAP total investments and investment income.

Specialty Insurance Investment Portfolio - Non-GAAP

($ in thousands)	Three Months Ended March 31,
	2017	2016
Cash and cash equivalents	$22,467	$8,166
Available for sale securities, at fair value	152,529	185,092
Equity securities, trading, at fair value	46,872	21,259
Loans, at fair value (1)	96,801	71,077
Real estate, net	24,379	3,677
Other investments	4,036	4,134
Net investments	$347,084	$293,405

Net investment income	4,505	2,405
Realized gains (losses)	1,076	(241)
Unrealized gains (losses)	(78)	4,660
Interest expense	(1,701)	(485)
Net portfolio income	$3,802	$6,339
Average Annualized Yield % (2)	4.4%	9.0%
(1) Loans, at fair value, net of asset based debt, see “—Non-GAAP Reconciliations”, for a reconciliation to GAAP financials.
(2) Average Annualized Yield % represents the ratio of annualized net investment income, realized and unrealized gains (losses) less investment portfolio interest expense to the average of the prior two quarters total investments less investment portfolio debt plus cash.

Net investments of $347.1 million have grown 18.3% from March 31, 2016 through a combination of internal growth, increased retention of premiums written, and assets contributed by the Company to further capitalize Fortegra.

Our net investment income includes interest and dividends earned on our invested assets. We report net realized gains and losses on our investments separately from our net investment income. Net realized gains occur when we sell our investment securities for more than their costs or amortized costs, as applicable. Net realized losses occur when we sell our investment securities for less than their costs or amortized costs, as applicable, or we write down the investment securities as a result of other-than-temporary impairment. We report net unrealized gains (losses) on securities classified as available-for-sale separately within accumulated other comprehensive income on our balance sheet. For loans, at fair value, and equity securities classified as trading securities, we report unrealized gains (losses) within net realized gains (losses) on investment on the consolidated statement of income.

For the three months ended March 31, 2017 net investment portfolio income was $3.8 million compared to $6.3 million in the comparable 2016 period. The average annualized yield declined from 9.0% in 2016 to 4.4% in 2017 as a result of lower unrealized gains of $4.7 million, which was related to fair market valuation of equities and loans, and an increase in asset based interest expense of $1.2 million. Those factors were partially offset by increases in net investment income of $2.1 million, as interest and dividend payments improved year-over-year, and realized gains improved by $1.3 million, as we began to realize gains on sales of our non-performing residential loans.

Adjusted EBITDA

Adjusted EBITDA was $9.4 million and $15.2 million for the three months ended March 31, 2017 and 2016 respectively. The key drivers were similar to those that impacted pre-tax results. See “—Non-GAAP Reconciliations” for a reconciliation to GAAP pre-tax income.

Asset Management

The Company’s asset management segment earns revenues from CLOs under management, including management fees, distributions and realized and unrealized gains on the Company’s holdings of subordinated notes. Also included in the segment are the management fees, investment earnings and costs associated with our legacy tax-exempt securities business, CLO warehouse facilities and our credit hedging strategies. As of March 31, 2017, total fee earning AUM was $1.75 billion, which was down $137.8 million from March 31, 2016 as the run-off in our older CLOs (Telos 1 & 2) have not been replaced with new AUM. Total investment in CLO subordinated notes and management fee participation rights, at fair market value, as of March 31,

2017 was $40.6 million, down from $57.3 million as of December 31, 2016. On January 23, 2017 the Company sold its investment in Telos 5 for consideration of $15.9 million resulting in deconsolidation for the 2017 period.

Operating Results

($ in thousands)	Three Months Ended March 31,
	2017	2016
Revenues:
Net realized and unrealized gains (losses)	$853	$(692)
Management fee income	1,707	1,997
Other income	413	2,475
Total revenue	$2,973	$3,780

Expenses:
Employee compensation and benefits	1,151	1,295
Interest expense	—	706
Other expenses	156	180
Total expenses	$1,307	$2,181
Net income attributable to consolidated CLOs	3,915	1,105
Pre-tax income (loss)	$5,581	$2,704

Results

Pre-tax income was $5.6 million for the three months ended March 31, 2017 compared to $2.7 million for the 2016 period, an increase of $2.9 million. The primary driver of the increase was favorable fair value marks on our CLO subordinated notes and other investments, up $5.2 million versus the first quarter of 2016. Revenues, comprised primarily of asset management fees, including incentive fees on unconsolidated CLOs, and warehouse interest income and realized gains, totaled $3.0 million in the three months ended March 31, 2017, compared to $3.8 million for the prior year period. The decrease was driven by reduced other income related to the Telos 7 warehouse and tax exempt security interest income in 2016 whereas neither of which were contributors to revenue in the three months ended March 31, 2017. Additionally, management fee income declined as our older vintage CLOs are in run-off, which was partially offset by a realized gain from the sale of Telos 5 subordinated note and unrealized gains from credit hedging instruments of $0.9 million in the three months ended March 31, 2017 compared to a loss of $0.7 million in the 2016 period.

Expenses for the 2017 period were $1.3 million compared to $2.2 million for the 2016 period, primarily driven by decreases in interest expense associated with the Telos 7 warehouse and declines in employee incentive compensation as management and incentive fees reduced period over period. Net income attributable to consolidated CLOs was up $2.8 million primarily due to favorable fair value marks on our CLO subordinated notes in the 2017 period as compared to the 2016 period.

Operating Results - Non-GAAP

As Adjusted Revenues

Asset management as adjusted revenues include revenues from CLOs, legacy tax-exempt securities business, CLO warehouse facilities and our credit hedging strategies. The Company earns revenues from CLOs under management, whether consolidated or deconsolidated, which include fees earned for managing the CLOs, distributions received from the Company’s holdings of subordinated notes issued by the CLOs and realized and unrealized gains and losses from the Company’s holdings of subordinated notes. The revenue associated with the management fees and distributions earned and gains and losses on the subordinated notes attributable to the consolidated CLOs are reported as “net income (loss) attributable to the consolidated CLOs” in the Company’s financial statements. The table below shows the Company’s share of the results attributable to the CLOs, which were consolidated, on a deconsolidated basis. This presentation is a non-GAAP measure. Management believes this information is helpful for period-over-period comparative purposes as certain of our CLOs were consolidated for only some of the periods presented below. In addition, the Non-GAAP presentation allows investors the ability to calculate management fees as a percent of AUM, a common measure used by investors to evaluate asset managers, and which is one of the performance measures upon which management is compensated. While consolidation versus deconsolidation impacts the presentation of revenues, it does not impact expenses or pre-tax income. See “—Non-GAAP Reconciliations” for a reconciliation to GAAP revenues.

As Adjusted Revenues (1)

($ in thousands)	Three Months Ended March 31,
	2017	2016
Assets Under Management:
Fee earning AUM	$1,753,736	$1,891,536
Non fee earning AUM	170,922	255,225

As Adjusted Revenues:
Management fees	$2,075	$2,666
Distributions	2,567	2,821
Realized and unrealized gains (losses)	2,233	(3,005)
Other income	13	2,403
Total as adjusted revenues	$6,888	$4,885

(1)	For further information relating to the Asset Management as adjusted revenues, including a reconciliation to GAAP revenues, see “Non-GAAP Reconciliations”.

For the three months ended March 31, 2017, as adjusted revenues were $6.9 million compared to $4.9 million for the same period in 2016. The increase was driven primarily by favorable realized and unrealized gains on CLO subordinated notes and other investments of $5.2 million, partially offset by reductions in management and incentive fees of $0.6 million, distributions of $0.2 million, and other income of $2.4 million.

Fee earning AUM has declined as older CLO vintages run-off, which has resulted in reduced management and incentive fees. Additionally, our investments in subordinated notes of the CLOs have also declined, which resulted in lower distributions period over period. Realized and unrealized gains were favorable as a result of the $0.7 million gain on sale of Telos 5 and $1.5 million of unrealized mark to market gains on our remaining CLO subordinated notes and other investments in the 2017 period as compared to an unrealized loss of $3.0 million in the 2016 period. Other income includes legacy tax-exempt securities, CLO warehouse facilities and our credit hedging strategies which declined year-over-year as those products were in place in the 2016 period and not in the 2017 period.

Adjusted EBITDA

Adjusted EBITDA was $5.6 million for the three months ended March 31, 2017, compared to $2.7 million for the comparable prior year period. The increase was driven by the same factors discussed above under “Results.” See “—Non-GAAP Reconciliations” for a reconciliation to GAAP pre-tax income.

Senior Living

We operate our senior living segment through Care which is focused on investing in seniors housing properties including senior apartments, independent living, assisted living, memory care and, to a lesser extent, skilled nursing facilities. As of March 31, 2017, Care’s portfolio consists of 31 properties across 11 states primarily in the Mid-Atlantic and Southern United States comprised of 13 Triple Net Lease (“NNN”) Properties and 18 Managed Properties.

In Triple Net Lease Properties, we own the real estate and enter into a long term lease with an operator who is typically responsible for bearing operating costs, including maintenance, utilities, taxes, insurance, repairs and capital improvements. The operations of the Triple Net Lease Properties are not consolidated since we do not manage or own the underlying operations. For Triple Net Lease Properties’ operations, we recognize primarily rental income from the lease since substantially all expenses are passed through to the tenant. In Managed Properties, we generally own between 65-90% of the real estate and the operations with affiliates of the management company owning the remainder. We therefore consolidate all of the assets, liabilities, income and expense of the Managed Properties operations in segment reporting. For the three months ended March 31, 2017 and 2016, operating results present revenues and expenses, which include amounts attributable to non-controlling interests.

Operating Results

($ in thousands)	Three Months Ended March 31,
	2017	2016
Revenues:
Rental and related revenue	17,403	13,605
Other income	316	285
Total revenue	$17,719	$13,890

Expenses:
Employee compensation and benefits	7,079	5,638
Interest expense	2,701	1,854
Depreciation and amortization expenses	4,255	4,130
Other expenses	5,214	6,127
Total expenses	$19,249	$17,749
Pre-tax income (loss)	$(1,530)	$(3,859)

Results

For the three months ended March 31, 2017, we incurred a pre-tax loss of $1.5 million compared with a pre-tax loss of $3.9 million for the same period in 2016. The properties acquired in the 2017 period and the 2016 period have generated higher rental and related revenue in the 2017 period compared to the 2016 period. However the Company also incurred additional depreciation, amortization and interest expenses as a consequence of the acquisition of these properties. As a result, the lower loss was driven by greater growth in rental income, due to both improvements in the operating performance of the underlying properties and the addition of new properties, relative to the growth in operating expenses, including the depreciation and amortization and interest expense related to the acquired properties.

Revenues were $17.7 million for the three months ended March 31, 2017, compared with $13.9 million for the comparable 2016 period, an increase of $3.8 million or 27.6%. The increase in rental and related revenue was primarily due to the facilities acquired since the first quarter of 2016, including two properties acquired in 2017 and four properties acquired in 2016.

Expenses are comprised of interest expenses on borrowings, payroll expenses (including employees of the managers at each of Care’s Managed Properties), professional fees, depreciation and amortization of properties and leases acquired and other expenses. Expenses for the three months ended March 31, 2017 were $19.2 million, compared with $17.7 million for 2016, an increase of $1.5 million or 8.5%. The primary increases period-over-period include property operating expenses of $2.4 million (including employee compensation and benefits and other expenses), interest expense of $0.7 million and depreciation and amortization expenses of $0.1 million, which were partially offset by a reduction in payroll and other costs of $1.7 million. The increase in property operating expenses was primarily attributable to consolidation of the expenses of the two Managed Properties acquired in the first quarter of 2016, one acquired in the third quarter of 2016 and one acquired in the first quarter of 2017.

The Company is party to interest rate swaps in order to hedge interest rate exposure associated with its real estate holdings. These instruments swap fixed to floating rate cash streams in order to maintain the economics on the mortgage debt. As a result of movements in interest rates in the three months ended March 31, 2016, an unrealized loss was recorded in other expenses for $1.4 million for swaps that had not been previously designated as hedging relationships, which is the primary reason for the reduction in other expenses.

Operating Results - Non-GAAP

Segment NOI

In addition to Adjusted EBITDA, we also evaluate performance of our senior living segment based on net operating income (“NOI”), which is a non-GAAP measure. NOI is a common non-GAAP measure in the real estate industry used to evaluate property level operations. We consider NOI an important supplemental measure to evaluate the operating performance of our senior living segment because it allows investors, analysts and our management to assess our unlevered property-level operating results and to compare our operating results between periods and to the operating results of other senior living companies on a consistent basis. Agreements with our operators are structured such that they are incentivized to grow NOI, and it is a significant component in determining the compensation paid to Care’s management team. We define NOI as rental and related revenue less property operating expense. Property operating expenses and resident fees and services are not relevant to Triple Net Lease Properties since we do not manage the underlying operations and substantially all expenses are passed through to the tenant. Our calculation of NOI may differ from similarly titled non-GAAP financial measures used by other companies. NOI is not a measure of financial performance or liquidity under GAAP and should not be considered a substitute for pre-tax income.

Product NOI - Non-GAAP (1)

($ in thousands)	Three Months Ended March 31,
	2017	2016
Triple Net Leases	$2,189	$1,844
Managed Properties	4,132	3,057
Segment NOI	$6,321	$4,901

Managed Property NOI Margin % (2)	27.2%	26.0%

(1)	For further information relating to the Senior Living NOI, including a reconciliation to GAAP pre-tax income, see “—Non-GAAP Reconciliations.”

(2)	NOI Margin % is the relationship between Managed Property segment NOI and Rental and related revenue.

NOI was $6.3 million for the three months ended March 31, 2017, compared with $4.9 million in the prior year period, an increase of $1.4 million or 29.0%. The primary drivers of improvement in NOI in both periods was an increase in rental revenue partially offset by increased property operating expenses. Several of our recent acquisitions included properties that the Company and its operating partners are enhancing through renovation projects and other capital upgrades in an effort to grow revenue and to allow them to operate more efficiently. As indicated in the table above, NOI margins on Managed Properties improved from 26.0% in the three months ended March 31, 2016 to 27.2% for three months ended March 31, 2017. As the more recently acquired facilities ramp up and stabilize, we expect our results to reflect additional NOI margin improvements.

Adjusted EBITDA

Adjusted EBITDA was $3.0 million for the three months ended March 31, 2017, compared to $2.1 million in the three months ended March 31, 2016, driven primarily increases in NOI partially offset by increased interest expense on new acquisitions. See “—Non-GAAP Reconciliations” for a reconciliation to GAAP pre-tax income.

Specialty Finance

The specialty finance segment is comprised of our mortgage origination business, including, Reliance, which is 100% owned and Luxury, which is 67.5% owned by us and the lending operations of Siena, a commercial finance company, which is 62% owned by us.

Operating Results

($ in thousands)	Three Months Ended March 31,
	2017	2016
Revenues:
Net realized and unrealized gains (losses)	14,456	11,700
Other income	6,997	4,866
Total revenue	$21,453	$16,566

Expenses:
Employee compensation and benefits	13,669	11,468
Interest expense	1,353	1,185
Depreciation and amortization expenses	198	202
Other expenses	5,765	4,694
Total expenses	$20,985	$17,549
Pre-tax income (loss)	$468	$(983)

Results

For the three months ended March 31, 2017, pre-tax income was $0.5 million compared with a loss of $1.0 million for the comparable 2016 period. Revenues were $21.5 million for the three months ended March 31, 2017, compared with $16.6 million for 2016, an increase of $4.9 million or 29.5%. Expenses were $21.0 million for the three months ended March 31, 2017, compared with $17.5 million in 2016, an increase of $3.5 million or 19.6%. The increases were primarily driven by increased mortgage originations volume and higher earning assets in the commercial lending businesses.

Revenues

Revenues are comprised of gain on sale of mortgages originated and sold to investors, gains and losses on the mortgage pipeline of interest rate lock commitments and mortgage loans held for sale and their associated hedges, and net interest income and fees associated with our commercial lending products and the mortgage origination business.

Revenues increased from $16.6 million in three months ended March 31, 2016 to $21.5 million in the 2017 period, primarily driven by higher mortgage and lending originations volume. Mortgage origination volume improved 14.6% from $332.8 million for the three months ended March 31, 2016 to $381.4 million for three months ended March 31, 2017 while realizing 41.2 basis points improvement in net revenue margins year-over-year. This was primarily a result of the change in product mix towards higher margin government and agency products. In addition, commercial lending grew with average earning assets of $103.9 million in the three months ended March 31, 2017, compared with $57.0 million in the three months ended March 31, 2016, an increase of 82.3%. The improvement was driven by increased loan originations and higher utilization rates of facilities by borrowers which increased interest income and loan fees, reported in other income.

Expenses

Increased revenues were partially offset by higher expenses, which increased from $17.5 million for the three months ended March 31, 2016 to $21.0 million for three months ended March 31, 2017. Expenses are composed of payroll and employee commissions, interest expense, professional fees and other expenses. The primary driver of increased expenses in 2017 was higher payroll and employee commissions as the Company increased the number of loan officers, plus higher marketing costs to support the higher volume and sales personnel. From March 31, 2016 to March 31, 2017, the specialty finance headcount increased from 502 to 544, or by 8.4%. In addition to the increase in headcount and marketing expenses, the change in the fair value of the contingent earn-out liability at Reliance represented an increase in expense year-over-year of $0.4 million. Since the contingent earn-out is payable in Tiptree stock, the fair value increases as Tiptree’s stock price increases.

Operating Results - Non GAAP

Adjusted EBITDA

Adjusted EBITDA was $1.1 million for the three months ended March 31, 2017 compared to a loss of $0.7 million in the three months ended March 31, 2016. The increases were driven by the same factors that impacted pre-tax income explained above. See “—Non-GAAP Reconciliations” for a reconciliation to GAAP pre-tax income.

Corporate and Other

Corporate and other incorporates revenues from non-core legacy principal investments and expenses including interest expense on the holding company credit facility and employee compensation and benefits, professional fees and other expenses.

Operating Results

($ in thousands)	Three Months Ended March 31,
	2017	2016
Revenues:
Net realized and unrealized gains (losses)	(95)	3,333
Other income	12	63
Total revenue	$(83)	$3,396

Expenses:
Employee compensation and benefits	3,201	2,620
Interest expense	1,280	1,096
Depreciation and amortization expenses	62	62
Other expenses	2,186	4,708
Total expenses	$6,729	$8,486
Pre-tax income (loss)	$(6,812)	$(5,090)

Results

For the three months ended March 31, 2017, the Company recorded a loss of $6.8 million compared with a loss of $5.1 million for the 2016 period, a decrease in pre-tax income of $1.7 million. The key drivers of year-over-year decline were $3.5 million of revenues in the 2016 period from realized gains on the sale of certain legacy principal investments which did not repeat in 2017, partially offset by decreases in total corporate expenses of $1.8 million primarily related to professional services.

Expenses include holding company interest expense, employee compensation and benefits, professional fees and other expenses. Corporate employee compensation and benefits expense includes the expense of management, legal and accounting staff. Other expenses primarily consisted of audit and professional fees, insurance, office rent and other expenses.

Employee compensation and benefits were $3.2 million in the three months ended March 31, 2017, compared to $2.6 million in the three months ended March 31, 2016 as the Company expanded its staff as a result of our efforts to improve our reporting and controls infrastructure. For the three months ended March 31, 2017, 53% of employee compensation was related to increased stock based compensation and current year business performance.

Interest expense was $1.3 million in the three months ended March 31, 2017, compared to $1.1 million in the three months ended March 31, 2016. Other expenses were $2.2 million in the three months ended March 31, 2017 as compared to $4.7 million in 2015. The year-over-year decrease of $2.5 million was driven by reduced external consulting spend as a result of our improved reporting and controls infrastructure.

Operating Results - Non-GAAP

Adjusted EBITDA

Adjusted EBITDA was a loss of $7.2 million for the three months ended March 31, 2017 compared to a loss of $3.9 million in the prior year period. The decrease in Adjusted EBITDA was driven by the same factors that impacted pre-tax income, combined with EBITDA adjustments in the 2017 period to reflect the cash payment to a former executive. See “—Non-GAAP Reconciliations” for a reconciliation to GAAP pre-tax income.

Provision for income taxes

The total income tax expense of $1.2 million and benefit of $2.4 million for the three months ended March 31, 2017 and 2016, respectively, is reflected as a component of net income. Below is a table that breaks down the components of the Company’s effective tax rate (“ETR”).

	Three Months Ended March 31,
	2017	2016
Statutory rate	35.0%	35.0%
Impact of state tax and permanent items	(1.5)	(0.4)
Impact of NCI	(3.5)	(2.8)
Impact of restructuring	—	(81.3)
Impact of other discrete	16.5	0.5
ETR	46.5%	(49.0)%

For the three months ended March 31, 2017, the Company’s ETR was equal to 46.5% which does not bear a customary relationship to the statutory income tax rates. The ETR for the three months ending March 31, 2017 is higher than the federal and state statutory income tax rates, primarily due to the effect of valuation allowances on net operating losses at certain subsidiaries and the impact of certain gains and losses treated discretely for the period, partially offset by non-controlling interests at certain subsidiaries. The ETR for the three months ended March 31, 2017 excluding the effect of discrete items was 30.0%, which is lower than the federal and state statutory income tax rates, primarily driven by non-controlling interests at certain subsidiaries.

For the three months ended March 31, 2016, the Company’s ETR was equal to approximately (49.0)%. The rate was negative and lower than statutory rates due to the impact of tax restructuring to create the consolidated group. The ETR for the three months ended March 31, 2016 excluding the tax restructuring benefit was 32.3%, which is also lower than statutory rates. The difference was driven by (i) the release of valuation allowances on net operating losses earned by on certain subsidiaries offset by (ii) valuation allowances on net operating losses earned by other subsidiaries, and (iii) the impact of certain gains and losses treated discretely for the period.

Balance Sheet Information - as of March 31, 2017 compared to the year ended December 31, 2016

Tiptree’s total assets were $2.5 billion as of March 31, 2017, compared to $2.9 billion as of December 31, 2016. The $423.0 million decrease in assets is primarily attributable to decreases in assets of consolidated CLOs, due to the deconsolidation of one CLO during the three months ended March 31, 2017 as a result of selling the subordinated notes. Additionally, loans at fair value and loans at amortized cost decreased, partially offset by increases in real estate from acquisitions in our senior living segment, notes and accounts receivable and reinsurance receivable in our specialty insurance segment. Total stockholders’ equity of Tiptree was $294.7 million as of March 31, 2017 compared to $293.4 million as of December 31, 2016. As of March 31, 2017 there were 28,492,401 shares of Tiptree Class A common stock outstanding, net of Treasury shares held at subsidiaries.

LIQUIDITY AND CAPITAL RESOURCES

Our principal sources of liquidity are our holdings of unrestricted cash, cash equivalents and other liquid investments and distributions from operating subsidiaries, including subordinated notes of CLOs, income from our investment portfolio and sales of assets and investments. We intend to use our cash resources to continue to grow our businesses. We may seek additional sources of cash to fund acquisitions or investments. These additional sources of cash may take the form of debt or equity and may be at the parent, subsidiary or asset level. We are a holding company and our liquidity needs are primarily for interest payments on the Fortress credit facility, compensation, professional fees, office rent and insurance costs.

Our subsidiaries’ ability to generate sufficient net income and cash flows to make cash distributions will be subject to numerous business and other factors, including restrictions contained in our subsidiaries’ financing agreements, regulatory restrictions, availability of sufficient funds at such subsidiaries, general economic and business conditions, tax considerations, strategic plans, financial results and other factors such as target capital ratios and ratio levels anticipated by rating agencies to maintain or improve current ratings. We expect our cash and cash equivalents and distributions from operating subsidiaries and our subsidiaries’ access to financing to be adequate to fund our operations for at least the next 12 months.

As of March 31, 2017, we had cash and cash equivalents, excluding restricted cash, of $67.2 million, compared to $63.0 million at December 31, 2016, an increase of $4.2 million.

Our approach to debt is generally to use non-recourse (other than customary carveouts, including fraud and environmental liability), asset specific debt where possible that is amortized by cash flows from the underlying business or assets financed. Our mortgage businesses rely on short term uncommitted sources of financing as a part of their normal course of operations.

To date, we have been able to obtain and renew uncommitted warehouse credit facilities. If we were not able to obtain financing, then we may need to draw on other sources of liquidity to fund our mortgage business.

For purposes of determining enterprise value and Adjusted EBITDA, we consider secured corporate credit agreements and preferred trust securities, which we refer to as corporate debt, as corporate financing and associated interest expense is added back. The below table outlines this amount by debt outstanding and interest expense by segment.

Corporate Debt

($ in thousands)	Debt outstanding as of		Interest expense for the three months ended
	March 31, 2017	March 31, 2016	March 31, 2017	March 31, 2016
Specialty insurance	$146,202	$153,386	$1,635	$1,055
Corporate and other	57,236	43,945	1,280	1,003
Total	$203,438	$197,331	$2,915	$2,058

Our intermediate holding company has a credit facility with Fortress to provide working capital. Loans under the Fortress credit agreement bear interest at LIBOR (with a minimum LIBOR rate of 1.25%), plus a margin of 6.50% per annum. We are required to make quarterly principal payments of $0.5 million, subject to adjustment based on the Net Leverage Ratio (as defined in the Fortress credit agreement) at the end of each fiscal quarter. All remaining principal, and any unpaid interest, under the Fortress credit agreement is payable on maturity at September 18, 2018. The outstanding debt under the Fortress credit agreement was $58.0 million as of March 31, 2017 compared to $58.5 million as of December 31, 2016.

About Tiptree
Tiptree Inc. (NASDAQ: TIPT) is focused on enhancing shareholder value by generating consistent growth and profitability at its operating companies. The Company’s consolidated subsidiaries currently operate in the following businesses - specialty insurance, asset management, senior living and specialty finance. For more information about Tiptree visit www.tiptreeinc.com.

Forward-Looking Statements

This release contains “forward-looking statements” which involve risks, uncertainties and contingencies, many of which are beyond the Company’s control, which may cause actual results, performance, or achievements to differ materially from anticipated results, performance, or achievements. All statements contained in this release that are not clearly historical in nature are forward-looking, and the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “project,” “should,” “target,” “will,” or similar expressions are intended to identify forward-looking statements. Such forward-looking statements include, but are not limited to, statements about the Company’s plans, objectives, expectations and intentions. The forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, many of which are beyond our control, are difficult to predict and could cause actual results to differ materially from those expressed or forecast in the forward-looking statements. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including, but not limited to those described in the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K, and as described in the Company’s other filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as to the date of this release. The factors described therein are not necessarily all of the important factors that could cause actual results or developments to differ materially from those expressed in any of our forward-looking statements. Other unknown or unpredictable factors also could affect our forward-looking statements. Consequently, our actual performance could be materially different from the results described or anticipated by our forward-looking statements. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Except as required by the federal securities laws, we undertake no obligation to update any forward-looking statements.

Tiptree Inc.
Consolidated Balance Sheet

	As of
	March 31, 2017	December 31, 2016
Assets
Investments:
Available for sale securities, at fair value	$152,529	$146,171
Loans, at fair value	327,393	373,089
Loans at amortized cost, net	94,414	113,838
Equity securities, trading, at fair value	46,872	48,612
Real estate, net	329,014	309,423
Other investments	25,687	25,467
Total investments	975,909	1,016,600
Cash and cash equivalents	67,190	63,010
Restricted cash	27,470	24,472
Notes and accounts receivable, net	172,647	157,500
Reinsurance receivables	311,774	296,234
Deferred acquisition costs	121,712	126,608
Goodwill and intangible assets, net	177,591	178,245
Other assets	36,753	37,886
Assets of consolidated CLOs	575,918	989,495
Total assets	$2,466,964	$2,890,050

Liabilities and Stockholders’ Equity
Liabilities
Debt, net	$751,885	$793,009
Unearned premiums	418,106	414,960
Policy liabilities and unpaid claims	104,623	103,391
Deferred revenue	51,337	52,254
Reinsurance payable	89,736	70,588
Other liabilities and accrued expenses	122,182	133,735
Liabilities of consolidated CLOs	535,257	931,969
Total liabilities	$2,073,126	$2,499,906

Stockholders’ Equity
Preferred stock: $0.001 par value, 100,000,000 shares authorized, none issued or outstanding	$—	$—
Common stock - Class A: $0.001 par value, 200,000,000 shares authorized, 34,988,864 and 34,983,616 shares issued and outstanding, respectively	35	35
Common stock - Class B: $0.001 par value, 50,000,000 shares authorized, 8,049,029 and 8,049,029 shares issued and outstanding, respectively	8	8
Additional paid-in capital	297,268	297,391
Accumulated other comprehensive income (loss), net of tax	1,062	555
Retained earnings	38,220	37,974
Class A common stock held by subsidiaries, 6,496,463 and 6,596,000 shares, respectively	(41,877)	(42,524)
Class B common stock held by subsidiaries, 8,049,029 and 8,049,029 shares, respectively	(8)	(8)
Total Tiptree Inc. stockholders’ equity	294,708	293,431
Non-controlling interests (including $76,160 and $76,077 attributable to Tiptree Financial Partners, L.P., respectively)	99,130	96,713
Total stockholders’ equity	393,838	390,144
Total liabilities and stockholders’ equity	$2,466,964	$2,890,050

Tiptree Inc.
Consolidated Statements of Operations

	Three Months Ended March 31,
	2017	2016
Revenues:
Earned premiums, net	89,231	44,615
Service and administrative fees	23,776	30,310
Ceding commissions	2,271	10,703
Net investment income	4,505	2,405
Net realized and unrealized gains (losses)	16,212	18,760
Rental and related revenue	17,403	13,605
Other income	10,510	10,340
Total revenues	163,908	130,738

Expenses:
Policy and contract benefits	32,992	23,698
Commission expense	56,793	33,038
Employee compensation and benefits	36,109	30,608
Interest expense	8,779	6,480
Depreciation and amortization	7,809	8,377
Other expenses	22,833	24,667
Total expenses	165,315	126,868

Results of consolidated CLOs:
Income attributable to consolidated CLOs	8,867	7,677
Expenses attributable to consolidated CLOs	4,952	6,572
Net income (loss) attributable to consolidated CLOs	3,915	1,105
Income (loss) before taxes	2,508	4,975
Less: provision (benefit) for income taxes	1,166	(2,439)
Net income (loss) before non-controlling interests	1,342	7,414
Less: net income (loss) attributable to non-controlling interests - Tiptree Financial Partners, L.P.	208	2,629
Less: net income (loss) attributable to non-controlling interests - Other	34	(770)
Net income (loss) attributable to Tiptree Inc. Class A common stockholders	$1,100	$5,555

Net income (loss) per Class A common share:
Basic earnings per share	$0.04	$0.16
Diluted earnings per share	0.03	0.16

Weighted average number of Class A common shares:
Basic	28,424,824	34,976,485
Diluted	36,749,956	35,084,505

Tiptree Inc.
Non-GAAP Reconciliations
(Unaudited, in thousands)

Non-GAAP Financial Measures — EBITDA and Adjusted EBITDA

The Company defines EBITDA as GAAP net income of the Company adjusted to add consolidated interest expense, consolidated income taxes and consolidated depreciation and amortization expense as presented in its financial statements and Adjusted EBITDA as EBITDA adjusted to (i) subtract interest expense on asset-specific debt incurred in the ordinary course of its subsidiaries’ business operations, (ii) adjust for the effect of purchase accounting, (iii) add back significant acquisition related costs, (iv) adjust for significant relocation costs and (v) any significant one-time expenses.

Reconciliation from GAAP net income to Non-GAAP financial measures - EBITDA and Adjusted EBITDA
($ in thousands, unaudited)	Three Months Ended March 31,
	2017	2016
Net income (loss) available to Class A common stockholders	$1,100	$5,555
Add: net (loss) income attributable to noncontrolling interests	242	1,859
Income (loss)	$1,342	$7,414
Consolidated interest expense	8,779	6,480
Consolidated income taxes	1,166	(2,439)
Consolidated depreciation and amortization expense	7,809	8,377
EBITDA	$19,096	$19,832
Consolidated non-corporate and non-acquisition related interest expense(1)	(5,864)	(4,278)
Effects of Purchase Accounting (2)	(464)	(2,030)
Non-cash fair value adjustments (3)	513	1,416
Significant acquisition expenses (4)	241	383
Separation expense adjustments (5)	(1,736)	—
Adjusted EBITDA of the Company	$11,786	$15,323

(1)
The consolidated non-corporate and non-acquisition related interest expense is subtracted from EBITDA to arrive at Adjusted EBITDA. This includes interest expense associated with asset-specific debt at subsidiaries in the specialty insurance, asset management, senior living and specialty finance segments.

(2)
Following the purchase accounting adjustments, current period expenses associated with deferred costs were more favorably stated and current period income associated with deferred revenues were less favorably stated. Thus, the purchase accounting effect related to Fortegra increased EBITDA above what the historical basis of accounting would have generated. The impact of this purchase accounting adjustments have been reversed to reflect an adjusted EBITDA without such purchase accounting effect. The impact for the three months ended March 31, 2017 and 2016 was an effective increase to pre-tax earnings of $352 thousand and $542 thousand, respectively.

(3)
For our senior living segment, Adjusted EBITDA excludes the impact of the change of fair value of interest rate swaps hedging the debt at the property level. For Reliance, within our specialty finance segment, Adjusted EBITDA excludes the impact of changes in contingent earn-outs. For our specialty insurance segment, depreciation and amortization on senior living real estate that is within net investment income is added back to Adjusted EBITDA.

(4)	Acquisition costs include legal, taxes, banker fees and other costs associated with senior living acquisitions in 2017 and 2016.
(5)	Consists of payments pursuant to a separation agreement, dated as of November 10, 2015.

Non-GAAP Financial Measures — Segment EBITDA and Adjusted EBITDA from continuing operations

	Three Months Ended March 31,
($ in thousands)	Specialty insurance			Asset management			Senior living			Specialty finance			Corporate and other			Total
	2017	2016		2017	2016		2017	2016		2017	2016		2017	2016		2017	2016
Pre-tax income/(loss)	$4,801	$12,203		$5,581	$2,704		$(1,530)	$(3,859)		$468	$(983)		$(6,812)	$(5,090)		$2,508	$4,975
Add back:
Interest expense	3,445	1,639		—	706		2,701	1,854		1,353	1,185		1,280	1,096		8,779	6,480
Depreciation and amortization expenses	3,294	3,983		—	—		4,255	4,130		198	202		62	62		7,809	8,377
Segment EBITDA	$11,540	$17,825	—	$5,581	$3,410	—	$5,426	$2,125	—	$2,019	$404	—	$(5,470)	$(3,932)	—	$19,096	$19,832

EBITDA adjustments:
Asset-specific debt interest	(1,810)	(584)		—	(706)		(2,701)	(1,854)		(1,353)	(1,134)		—	—		(5,864)	(4,278)
Effects of purchase accounting	(464)	(2,030)		—	—		—	—		—	—		—	—		(464)	(2,030)
Non-cash fair value adjustments	113	—		—	—		—	1,416		400	—		—	—		513	1,416
Significant acquisition expenses	—	—		—	—		241	383		—	—		—	—		241	383
Separation expenses	—	—		—	—		—	—		—	—		(1,736)	—		(1,736)	—
Segment Adjusted EBITDA	$9,379	$15,211		$5,581	$2,704		$2,966	$2,070		$1,066	$(730)		$(7,206)	$(3,932)		$11,786	$15,323

Non-GAAP Financial Measures — Book value per share, as exchanged

Book value per share, as exchanged assumes full exchange of the limited partners units of TFP for Tiptree Class A common stock. Management believes the use of this financial measure provides supplemental information useful to investors as book value is frequently used by the financial community to analyze company growth on a relative per share basis. The following table provides a reconciliation between total stockholders’ equity and total shares outstanding, net of treasury shares, as of March 31, 2017 and March 31, 2016.

($ in thousands, unaudited, except per share information)	Three Months Ended March 31,
	2017	2016
Total stockholders’ equity	$393,838	$409,718
Less non-controlling interest - other	22,970	18,624
Total stockholders’ equity, net of non-controlling interests - other	$370,868	$391,094
Total Class A shares outstanding (1)	28,492	34,915
Total Class B shares outstanding	8,049	8,049
Total shares outstanding	36,541	42,964
Book value per share, as exchanged	$10.15	$9.10
(1) As of March 31, 2017, excludes 6,496,463 shares of Class A common stock held by consolidated subsidiaries of the Company.

Non-GAAP Financial Measures — Specialty Insurance — As Adjusted Underwriting Margin

Underwriting margin is a measure of the underwriting profitability of our specialty insurance segment. It represents net earned premiums, service and administrative fees, ceding commissions and other income less policy and contract benefits and commission expense. We use the combined ratio as an insurance operating metric to evaluate our underwriting performance, both overall and relative to peers. Expressed as a percentage, it represents the relationship of policy and contract benefits, commission expense (net of ceding commissions), employee compensation and benefits, and other expenses to net earned premiums, service and administrative fees, and other income. The following table provides a reconciliation between as adjusted underwriting margin and pre-tax income for the three months ended March 31, 2017 and 2016.

	Three Months Ended March 31,
($ in thousands, unaudited)	GAAP		Non-GAAP adjustments		Non-GAAP - As Adjusted
Revenues:	2017	2016	2017	2016	2017	2016
Net earned premiums	$89,231	$44,615	$—	$—	$89,231	$44,615
Service and administrative fees	23,776	30,310	282	2,196	24,058	32,506
Ceding commissions	2,271	10,703	21	191	2,292	10,894
Other income	1,065	654	—	—	1,065	654
Less underwriting expenses:
Policy and contract benefits	32,992	23,698	—	—	32,992	23,698
Commission expense	56,793	33,038	724	4,263	57,517	37,301
Underwriting Margin - Non-GAAP	$26,558	$29,546	$(421)	$(1,876)	$26,137	$27,670
Less operating expenses:
Employee compensation and benefits	11,009	9,587	—	—	11,009	9,587
Other expenses	9,512	8,958	43	153	9,555	9,111
Combined Ratio	94.7%	85.4%	—	—	95.1%	88.5%
Plus investment revenues:
Net investment income	4,505	2,405	—	—	4,505	2,405
Net realized and unrealized gains	998	4,419	—	—	998	4,419
Less other expenses:
Interest expense	3,445	1,639	—	—	3,445	1,639
Depreciation and amortization expenses	3,294	3,983	(112)	(1,487)	3,182	2,496
Pre-tax income (loss)	$4,801	$12,203	$(352)	$(542)	$4,449	$11,661

Non-GAAP Financial Measures — Specialty Insurance — Investment Portfolio

The following table provides a reconciliation between segment total investments and net investments for the three months ended March 31, 2017 and 2016.

($ in thousands)	Three Months Ended March 31,
	2017	2016
Total Investments	$474,174	$346,295
Investment portfolio debt (1)	(149,557)	(61,056)
Cash and cash equivalents	22,467	8,166
Net investments - Non-GAAP	$347,084	$293,405

Net investment income	4,505	2,405
Realized gains (losses)	1,076	(241)
Unrealized gains (losses)	(78)	4,660
Interest expense	(1,701)	(485)
Net portfolio income - Non-GAAP	$3,802	$6,339
Average Annualized Yield % (2)	4.4%	9.0%
(1) Consists of asset-based financing on certain credit investments and NPLs, net of deferred financing costs.
(2) Average Annualized Yield % represents the ratio of annualized net investment income, realized and unrealized gains (losses) less investment portfolio interest expense to the average of the prior two quarters’ total investments less investment portfolio debt plus cash.

Non-GAAP Financial Measures — Senior Living — Product NOI

The following table provides a reconciliation between segment NOI and pre-tax income (loss) for the three months ended March 31, 2017 and 2016.

($ in thousands, unaudited)	Three Months Ended March 31, 2017			Three Months Ended March 31, 2016
	NNN Operations	Managed Properties	Senior Living Total	NNN Operations	Managed Properties	Senior Living Total
Rental and related revenue	$2,189	$15,214	$17,403	$1,844	$11,762	$13,606
Less: Property operating expenses	—	11,082	11,082	—	8,705	8,705
Segment NOI	$2,189	$4,132	$6,321	$1,844	$3,057	$4,901
Segment NOI Margin % (1)		27.2%			26.0%

Other income			$348			$284
Less: Expenses
Interest expense			2,571			1,854
Payroll and employee commissions			782			658
Depreciation and amortization			4,255			4,130
Other expenses			559			2,402
Pre-tax income (loss)			$(1,498)			$(3,859)
(1) NOI Margin % is the relationship between segment NOI and rental and related revenue.

Non-GAAP Financial Measures — Asset Management — As Adjusted Revenues

The following table provides a reconciliation between asset management segment revenues and non-GAAP, as adjusted revenues for the three months ended March 31, 2017 and 2016.

	Three Months Ended March 31,
($ in thousands, unaudited)	GAAP		Non-GAAP adjustments		Non-GAAP - As Adjusted
Revenues:	2017	2016	2017	2016	2017	2016
Management fee income	$1,707	$1,997	$368	$669	$2,075	$2,666
Distributions	—	—	2,567	2,821	2,567	2,821
Net realized and unrealized gains (losses)	853	(692)	1,380	(2,313)	2,233	(3,005)
Other income	413	2,475	(400)	(72)	13	2,403
Total revenues	$2,973	$3,780	$3,915	$1,105	$6,888	$4,885